PGIM Investments LLC

655 Broad Street
Newark, New Jersey 07102

August 1, 2024

The Board of Trustees
Prudential Investment Portfolios 5
655 Broad Street
Newark, New Jersey 07102

Re:  PGIM Target Date Funds1

To the Board of Trustees:

PGIM Investments LLC (“PGIM Investments”) has contractually agreed to limit Total Annual Fund Operating Expenses after fee waivers and/or expense reimbursements to 1.00% of average daily net assets for Class R1 shares, 0.75% of average daily net assets for Class R2 shares, 0.60% of average daily net assets for Class R3 shares, 0.50% of average daily net assets for Class R4 shares, 0.40% of average daily net assets for Class R5 shares, and 0.25% of average daily net assets for Class R6 shares. This contractual waiver includes acquired fund fees and expenses, and excludes Fund and any acquired fund interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales. Where applicable, PGIM Investments agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives such expenses on any other share class. Fees and/or expenses waived and/or reimbursed by PGIM Investments for the purpose of preventing the expenses from exceeding a certain expense ratio limit may be recouped by PGIM Investments within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the waiver/reimbursement and/or recoupment for that fiscal year, as applicable. This waiver has no express termination date and may not be terminated by PGIM Investments without the prior approval of the Fund’s Board of Trustees.

Very truly yours,

PGIM INVESTMENTS LLC

By:s/Scott E. Benjamin
Name:Scott E. Benjamin
Title:Executive Vice President

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The PGIM Target Date Funds are:  PGIM Target Date Income Fund, PGIM Target Date 2015 Fund, PGIM Target Date 2020 Fund, PGIM Target Date 2025 Fund, PGIM Target Date 2030 Fund, PGIM Target Date 2035 Fund, PGIM Target Date 2040 Fund, PGIM Target Date 2045 Fund, PGIM Target Date 2050 Fund, PGIM Target Date 2055 Fund, PGIM Target Date 2060 Fund and PGIM Target Date 2065.